Exhibit 10.11

Confidential

Execution Version

DATED THE 30th DAY OF November 2024

BETWEEN

Otsaw Limited

AND

Otsaw Digital Pte. Ltd.

AND

Otsaw Technology Solutions Pte. Ltd.

AND

Swisslog Healthcare Holding AG

AND

Otsaw Swisslog Healthcare Robotics Pte. Ltd.

UMBRELLA AGREEMENT

THIS UMBRELLA AGREEMENT dated the 29th day of November 2024 is entered into

BY AND BETWEEN:

(1)	Otsaw Limited (Company Registration No. CR-391753), a company incorporated in the Cayman Islands whose registered office is at P.O. Box 2775, 67 Fort Street, Artemis House, Grand Cayman, KY1-1111, Cayman Islands (“Otsaw Limited”);

(2)	Otsaw Digital Pte. Ltd. (Company Registration No. 201511868R), a company incorporated in Singapore whose registered office is at 12 Kaki Bukit View #04-00, Singapore 415948 (the “Otsaw Digital”);

(3)	Otsaw Technology Solutions Pte. Ltd. (Company Registration No. 202033912W), a company incorporated in Singapore and having its registered office at 12 Kaki Bukit View, #04-00, Singapore 415948 (“Otsaw Technology”);

(4)	Otsaw Swisslog Healthcare Robotics Pte. Ltd. (Company Registration No. 202140168D), a company incorporated in Singapore and having its registered office at 12 Kaki Bukit View #04- 00 Singapore 415948 (the “Company”); and

(the parties mentioned in (1), (2), (3) and (4) above, collectively the “Otsaw Parties”)

(5)	Swisslog Healthcare Holding AG (Company Registration No. CHE-317.331.234), a company incorporated in Switzerland and having its registered office at Webereiweg 3, 5033 Buchs AG, Switzerland (“Swisslog”),

(Swisslog and the Otsaw Parties, each a “Party” and together the “Parties”)

WHEREAS:

(A)	Swisslog, Otsaw Technology and Otsaw Digital entered into a master asset sale agreement dated 16 November 2021 (the “MSA”).

(B)	In furtherance of the MSA, Swisslog, Otsaw Limited, Otsaw Technology and Otsaw Digital entered into a sale and purchase deed dated 22nd November 2022 (the “Purchase Deed”).

(C)	Further, Swisslog, Otsaw Technology and the Company entered into a shareholders agreement dated 30th November 2021 (the “Shareholders Agreement”) with respect to the shareholding in the Company.

(D)	In consideration of, inter alia, their ongoing business and shareholder relationship, the Parties now wish to enter into this Agreement to agree on certain amendments to the MSA, Purchase Deed and Shareholders Agreement as well as on certain ancillary matters thereto.

(E)	This Agreement shall be executed and delivered as a deed.

NOW IT IS HEREBY AGREED as follows:

1	DEFINITIONS AND INTERPRETATIONS

1.1	Capitalised terms which are not otherwise defined herein shall have the meaning as indicated in the applicable Clauses of this Agreement. Further, the following terms shall have the following meaning:

“Affiliate” means, with respect to a person, any person that directly or indirectly Controls, is directly or indirectly Controlled by or is under direct or indirect common Control with such person.

“Ancillary Agreements” has the meaning ascribed to it in the MSA.

“Control” means (and its permutations shall have correlative meanings) with respect to any person, the power to direct, directly or indirectly, the management, operations or business of such person, either by ownership over voting securities, contracts or otherwise.

“Guarantee Documents” means this Agreement, the MSA, the Purchase Deed, the Shareholders Agreement and any other Ancillary Agreements.

“Losses” means all losses, liabilities, costs (including, without limitation, legal costs), charges, expenses, penalties, actions, proceedings, claims and demands.

1.2	The headings in this Agreement are for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words (including words defined herein) denoting the singular number only shall include the plural and vice versa. The words “written” and “in writing” include any means of visible reproduction. References to “Clauses” and “Schedules” are to be construed as references to Clauses of, and Schedules to this Agreement. References to any agreement or document including this Agreement shall include such agreement or document as amended, modified, varied, novated, supplemented or replaced from time to time. The words “including”, “in particular” and words of similar import when used in this Agreement shall not be given a restrictive meaning and shall mean “including without limitation”, unless the context otherwise requires or unless otherwise specified.

2	SHAREHOLDERS AGREEMENT PUT OPTION

2.1	The Parties acknowledge and agree that Swisslog, in line with Clause 7B of the Shareholders Agreement, had already duly exercised the Put Option with respect to the 3rd (third) Tranche of the Put Option Shares.

2.2	Completion of the transfer of the 3rd (third) Tranche of the Put Option Shares shall take place no later than 30th December 2024 and thus, inter alia, Otsaw Technology shall pay to Swisslog the respective Put Option Price (S$ 800,000) no later than 30th December 2024.

2.3	In this Clause 2, unless otherwise defined or the context otherwise requires, capitalised terms shall have the meaning ascribed to them in the Shareholders Agreement.

3	PURCHASE OF REMAINING STOCK AND INVENTORY

3.1	Swisslog, Otsaw Technology and Otsaw Digital, in furtherance of Clause 17.4 of the MSA, agree on the following additional process and procedure for the purchase of the remaining Stock and Inventory and the Remaining Stock and Inventory Price:

(a)	Swisslog and the Company shall conduct, no later than 19th December 2024, an inventory taking to ascertain and confirm the volume of the remaining Stock and Inventory. No adjustments to the book value shall be permitted; only the volume of the Stock and Inventory may be adjusted pursuant to the outcome of the inventory taking.

(b)	An overview of the current (remaining) Stock and Inventory as of the date of this Agreement is appended hereto as Schedule A.

(c)	The remaining Stock and Inventory shall be purchased by the Company latest by 30th December 2024 (following issuance of an invoice by Swisslog), based on the results of the inventory taking as per Clause 3.1(a) above. The Remaining Stock and Inventory Price shall be discounted by 50% to the book value of the remaining Stock and Inventory (the “Discounted Remaining Stock and Inventory Price”; the amount of the discount, the “Discount”). The remaining Stock and Inventory shall be purchased by the Company “As Is” without any warranty of any kind.

(d)	The Discounted Remaining Stock and Inventory Price shall be payable in equal monthly instalments over the period from January 2025 to August 2025, on the last Business Day of each month.

(e)	The Discounted Remaining Stock and Inventory Price shall be exclusive of any value added or general sales Taxes (collectively “VAT or GST”) and if VAT or GST is properly chargeable on the Discounted Remaining Stock and Inventory Price, the Company shall pay to Swisslog (in addition to the Discounted Remaining Stock and Inventory Price) the amount of such VAT or GST within 5 Business Days of receipt of a VAT or GST invoice in compliance with applicable laws.

(f)	In case the Company is in default of its payment obligations with respect to any instalment of the Remaining Stock and Inventory Price, Swisslog may trigger the Put Option as per Clause 4 below immediately. This shall not apply if the Company is able to furnish a bank guarantee in favour of Swisslog or its relevant affiliate reasonably satisfactory for Swisslog in the amount of the Discounted Remaining Stock and Inventory Price inter alia in accordance with the following characteristic: it shall be from a well know, recognised and major commercial bank, irrevocable and on first demand securing the payment of the Discounted Remaining Stock and Inventory Price to Swisslog or its relevant affiliate.

3.2	Notwithstanding anything to the contrary herein, until receipt of payment in full, legal and beneficial title over the remaining Stock and Inventory shall remain with Swisslog. In the event the Company is able to furnish a bank guarantee as set out in section 3.1 (f) the beneficial title will be transferred to the Company.

3.3	In this Clause 3, unless otherwise defined or the context otherwise requires, capitalised terms shall have the meaning ascribed to them in the MSA.

4	PURCHASE DEED PUT OPTION

4.1	Swisslog, Otsaw Limited, Otsaw Technology and Otsaw Digital, in furtherance of Clause 8 of the Purchase Deed, agree on the following additional process and procedure for the exercise of the Put Option:

(a)	The Put Option may only be exercised at anytime following the lapse of the 30th August 2025, provided that, as set forth in Clause 3.1(f) above, in case of a default in payment with respect to any instalment or as set forth in Clause 8.1, in case of a default in payment with respect to any receivable of any Reis Counterparty the Put Option may be exercised immediately

(b)	The Put Option Price shall be increased by (i) the Discount and (ii) 1.1% per month interest payable on the Put Option Price from 1st January 2025 until full payment of the Put Option Price.

4.2	Subject to any applicable securities law and for the avoidance of doubt, in case of an initial public offering of Otsaw Limited, Swisslog shall have the right, at any time, to sell and transfer the Consideration Shares to a third party.

4.3	In this Clause 4, unless otherwise defined or the context otherwise requires, capitalised terms shall have the meaning ascribed to them in the Purchase Deed.

5	CALL OPTION

5.1	Subject to terms and conditions of this Clause 5, Swisslog hereby grants Otsaw Limited the option to require Swisslog to sell and transfer all of the Consideration Shares held by Swisslog (as adjusted for any share splits, sub-divisions, consolidations, scrip dividends, reclassifications or similar re-capitalisation events) (the “Call Option Shares”) by serving a written notice on Swisslog (the “Call Option Notice”) within 20 Business Days (exercisable at any time between 1st January 2025 and 31st August 2025) at an amount equal to the Call Option Price (the “Call Option”).

5.2	The price for all Call Option Shares shall be the higher of (a) S$ 3.1 Million (in each case assuming that Swisslog has not disposed of any of its Consideration Shares acquired on Completion, and if Swisslog has disposed of any of its Consideration Shares, the price will be adjusted accordingly) increased by (i) the Discount and (ii) 1.1% per month interest payable on the amount S$ 3.1 Million from 1st January 2025 until full payment of the price or (b) in case an initial public offering has occurred on the exercise date of the Call Option, at an amount equivalent to the share price based on the closing price at the time of serving of the Call Option Notice increased by (i) the Discount and (ii) 1.1% per month interest payable on the S$ 3.1 Million from 1st January 2025 until full payment (the “Call Option Price”). If Swisslog wishes to transfer any of its Consideration Shares to any Related Corporation it may do so, provided that in the event that such Related Corporation shall cease to be a Related Corporation of Swisslog, Swisslog shall procure that such Related Corporation shall, on or before such cessation, transfer all of the Consideration Shares back to Swisslog. For the purpose of the Call Option, any Consideration Shares held by a Related Corporation of Swisslog shall be treated as Consideration Shares held by Swisslog, and any transfer of Consideration Shares by Swisslog to its Related Corporation shall not be treated as a disposal of such Consideration Shares by Swisslog.

5.3	A Call Option Notice, once given, may not be withdrawn except with the consent of Swisslog.

5.4	The date for effecting the sale and transfer of the Call Option Shares (the “Call Option Completion”; the date on which Call Option Completion occurs, the “Call Option Completion Date”) shall be scheduled 20 Business Days after the delivery of the Call Option Notice.

5.5	On the Call Option Completion Date, Swisslog and Otsaw Limited shall deliver the required share transfer form (signed by the relevant parties), resolutions of Otsaw Limited (signed by the directors appointed by the relevant parties) and share certificates and Otsaw Limited shall make the relevant payment of the Call Option Price to Swisslog. Subject to payment of the Call Option Price, the Call Option Shares shall be sold free from all Encumbrances, fully paid up and non- assessable and shall be sold together with all rights, benefits and interests attaching thereto as at the Call Option Completion Date.

5.6	In this Clause 5, unless otherwise defined or the context otherwise requires, capitalised terms shall have the meaning ascribed to them in the Purchase Deed.

6	NAME CHANGE COMPANY

6.1	The Parties, in furtherance of Clause 16 of the Shareholders Agreement and irrespective of any shareholding of Swisslog in the Company, acknowledge and agree that the Company and any of its Related Corporations shall cease and desist to use any Swisslog Designations by latest 31st August 2025.

6.2	In this Clause 6, unless otherwise defined or the context otherwise requires, capitalised terms shall have the meaning ascribed to them in the Shareholders Agreement.

7	SETTLEMENT OF RECEIVABLES/PAYABLES

7.1	As of the date of this Agreement, various receivables and payables are outstanding between Swisslog, respectively Affiliates of Swisslog, and the Otsaw Parties, respectively Affiliates of the Otsaw Parties, as set forth in Schedule B.

7.2	The Parties covenant and undertake to settle, clear and pay any such outstanding receivables and payables as soon as reasonably practicable following the date of this Agreement. Parties agree that 50% of the net difference in dues, an amount payable by the Otsaw parties to Swisslog and Swisslog Affiliates of 33,000 euro, will be paid by Otsaw in cash before December 31st, 2024. The remainder of the net difference in payment dues (equal to an amount of 32,847.62 euro) is included in the abovementioned monthly interest payment of 1.1%.

8	OTHER

8.1	In relation to the “ECC AGV Project” involving Reis Robotics GmbH & Co. KG and its Affiliates (collectively “Reis Counterparty”), the Parties acknowledge and agree that any payments due and payable to a Reis Counterparty by the Company, is of fundamental importance for the ECC AGV Project. Therefore, the Company and each OTSAW Party shall ensure and hereby guarantees the punctual payment of any receivable of any Reis Counterparty against them when due. In the event that the Company or any OTSAW Party shall fail to make payments to any Reis Counterparty when due Swisslog may trigger the Put Option as per Clause 4 above immediately.

9	GUARANTEE

9.1	Each OTSAW Party (individually) hereby irrevocably and unconditionally:

(a)	guarantees to Swisslog the punctual performance by each other Otsaw Party of any and all of its duties, obligations or undertakings in connection with, or otherwise arising out of, the Guarantee Documents (the “Guaranteed Liabilities”); and

(b)	undertakes with the Swisslog (i) that if any other Otsaw Party shall be in breach, default or non-compliance with any of the Guaranteed Liabilities, such Otsaw Party shall be liable therefor as if the Otsaw Party were the party principally bound by such Guaranteed Liabilities, and (ii) to fully indemnify and keep fully indemnified and hold harmless Swisslog on demand, from and against and in respect of any and all Losses suffered or incurred by the Swisslog in connection with such breach, default or non-compliance with any of the Guaranteed Liabilities, in any case to the same extent that the applicable Otsaw Party would be liable for such Losses.

9.2	The guarantee of the Otsaw Parties hereunder shall be a continuing security and will extend to the ultimate and full payment and discharge of the Guaranteed Liabilities, regardless of any intermediate payment and discharge in whole or in part.

9.3	The obligations of the Otsaw Parties under this Clause 9 will not be affected by an act, omission, matter or thing which, but for this Clause 9, would reduce, release or prejudice any of its obligations under this Clause 9 including:

(a)	any time, waiver or consent granted to, or composition with, any Otsaw Party;

(b)	the release of any Otsaw Party or any other person under the terms of any composition or arrangement with any creditor;

(c)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Otsaw Party;

(d)	any amendment, novation, supplement or restatement of any Guarantee Document (and therefore also any variation, increase, extension or addition to the Guaranteed Liabilities, as amended from time to time);

(e)	any unenforceability, illegality or invalidity of the Guaranteed Liabilities; or

(f)	any insolvency or similar proceedings.

9.4	Swisslog may proceed against an Otsaw Party hereunder without first having to proceed against any other applicable Otsaw Party. Each Otsaw Party waives any right it may have of first requiring Swisslog to proceed against or enforce any other rights or security or claim payment from any person (including any other applicable Otsaw Party) before claiming from a Otsaw Party under this Clause 9.

9.5	Until the ultimate and full payment and discharge of the Guaranteed Liabilities, the Otsaw Parties will not exercise any rights which they may have by reason of performance by them of their obligations under this Agreement or by reason of any amount being payable, or liability arising, under this Clause 9 including any rights:

(a)	to be indemnified by any other applicable Otsaw Party;

(b)	to take the benefit of any rights of any other applicable Otsaw Party under this Deed or to initiate legal proceedings or take any other action against any other applicable Otsaw Party to make any payment, or perform any obligation, in respect of which an Otsaw Party has given a guarantee, undertaking or indemnity under this Clause 9 (in whole or in part and whether by way of subrogation or otherwise);

(c)	to exercise any right of set-off against any other applicable Otsaw Party; and/or

(d)	to claim or prove as a creditor of any other applicable Otsaw Party in competition with Swisslog.

9.6	This guarantee shall be in addition to any other guarantees given by any Otsaw Party in any other Guarantee Document and shall not prejudice such guarantees.

10	MISCELLANEOUS

10.1	Confirmation: Except to the extent expressly varied or amended herein, the provisions of the MSA, Purchase Deed, Shareholders Agreement and any other Ancillary Agreement (the “Other Agreements”) are hereby confirmed and shall remain unamended and in full force and effect. Save as otherwise expressly set out herein, any rights or actions which may have accrued under the MSA, Purchase Deed, Shareholders Agreement and any other Ancillary Agreement in favour of any of the Parties shall not be released, discharged or otherwise affected by this Agreement.

10.2	Relationship to Shareholders Agreement: From the date of execution of this Agreement, the applicable Other Agreement and this Agreement shall be read and construed as one document and the provisions of this Agreement shall be considered to be an integral part of the applicable Other Agreement. In the event that there are any inconsistencies or conflicts between the applicable Other Agreement and this Agreement, the provisions of this Agreement shall prevail to the extent of such inconsistency.

10.3	Power and Capacity: Each Party hereby represents and warrants to the other Party that it has full power and capacity to enter into and perform its obligations under this Agreement.

10.4	Entire Agreement: This Agreement embodies all the terms and conditions agreed upon between the Parties hereto as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the parties hereto with respect to the subject matter hereof, whether such be written or oral. No modification or amendment of this Agreement and no waiver of any of the terms and conditions hereof shall be valid unless made in writing and signed by all Parties.

10.5	Partial Invalidity: The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

10.6	Execution in Counterparts: This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The exchange of copies of this Agreement and any documents and instruments contemplated to be executed by this Agreement and of signature pages by electronic transmission shall constitute effective execution and delivery of this Agreement and any documents and instruments contemplated to be executed by this Agreement as to the relevant parties thereto and may be used in lieu of the original Agreement or the relevant documents and instruments contemplated to be executed by this Agreement for all purposes. Signatures transmitted by electronic transmission shall be deemed to be their original signatures for all purposes.

10.7	Costs and Expenses: Except as provided otherwise explicitly provided herein, each of the Parties shall pay its own costs and expenses (including legal costs) in connection with this Agreement and the transactions contemplated hereby.

10.8	Assignment: No Party may assign all or any part of its rights or transfer all or any part of its obligations under this Agreement without the prior written consent of the other Parties. This Agreement shall be binding on and shall ensure for the benefit of each Party’s successors, permitted assigns, nominees, personal representatives, liquidators and trustees in bankruptcy.

10.9	Third Party Rights: A person who is not a Party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any term of this Agreement.

10.10	Variation: No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

10.11	Governing Law: This Agreement is governed by, and shall be construed in accordance with, the laws of Singapore.

10.12	Arbitration: Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The seat of the arbitration shall be Singapore. The Tribunal shall consist of one arbitrator. The language to be used in the arbitral proceedings shall be English. The law for the arbitration agreement shall be Singapore law.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF the parties hereto have entered into this Agreement as of the date first above written.

EXECUTED and DELIVERED as a DEED for and on behalf of Otsaw Limited

Signature:	/s/ Ling Ting Ming
Name:	Ling Ting Ming
Position/Office:	Director

Signature:	/s/ Charlene Ma
Name:	Charlene Ma
Position/Office:	Director

EXECUTED and DELIVERED as a DEED for and on behalf of Otsaw Digital Pte Ltd

Signature:	/s/ Ling Ting Ming
Name:	Ling Ting Ming
Position/Office:	Director

Signature:	/s/ Charlene Ma
Name:	Charlene Ma
Position/Office:	Director

EXECUTED and DELIVERED as a DEED for and on behalf of Otsaw Technology Solutions Pte. Ltd.

Signature:	/s/ Ling Ting Ming
Name:	Ling Ting Ming
Position/Office:	Director

Signature:	/s/ Charlene Ma
Name:	Charlene Ma
Position/Office:	Director

EXECUTED and DELIVERED as a DEED for and on behalf of Otsaw Swisslog Healthcare Robotics Pte. Ltd.

Signature:	/s/ Ling Ting Ming
Name:	Ling Ting Ming
Position/Office:	Director

Signature:	/s/ Charlene Ma
Name:	Charlene Ma
Position/Office :	Director

EXECUTED and DELIVERED as a DEED for and on behalf of Swisslog Healthcare Holding AG

Signature:	/s/ Johannes Zuurbier
Name:	Johannes Zuurbier
Position/Office :	Director

Signature:	/s/ Andrew Xiuqi Yang
Name:	Andrew Xiuqi Yang
Position/Office:	Director

SCHEDULE A – CURRENT (REMAINING) STOCK AND INVENTORY

SCHEDULE B – RECEIVABLES/PAYABLES